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                                                                    EXHIBIT 23.1


                          Independent Auditor's Consent

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-65772, 333-32731, and 33-74408) on Form S-3 and registration statements (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 33-83223,
333-45518, 333-73046, 33-76496, 333-91058, and 333-86080) on Form S-8 of
Halliburton Company of our report dated March 13, 2003, except for Notes 1, 2, and 4, as to which the date is October 17, 2003, with respect to the consolidated balance sheet of Halliburton Company as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the Form 8-K of Halliburton Company dated October 28, 2003.

Our report contains an explanatory paragraph that states the Company changed the composition of its reportable segments in 2003. The amounts in the 2002, 2001, and 2000 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

Our report also refers to our audit of the adjustments that were applied to Halliburton Company's reportable segments to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 4 to the consolidated financial statements, as well as to our audit of the revisions to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

KPMG LLP


Houston, Texas
October 28, 2003